Exhibit 16 - Letter from Sycip Gorres Velayo & Co.







[SYCIP GORRES VELAYO & CO. LETTERHEAD]



September 7, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We have read the statements made by CE Casecnan Water and Energy Co., Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated September 7, 2000. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with the Company's statements in paragraph b.

Very truly yours,



/s/ Sycip Gorres Velayo & Co.
Sycip Gorres Velayo & Co.